Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-21277 on Form S-8 of our report dated June 24, 2015, relating to the financial statements and financial statement schedule of the Snap-on Incorporated 401(k) Savings Plan included in this Annual Report on Form 11-K of the Snap-on Incorporated 401(k) Savings Plan for the year ended December 31, 2014.

/s/  Wipfli LLP

Milwaukee, Wisconsin

June 24, 2015